Exhibit 10.64
CONFORMED COPY
As of March 15, 2008
Art Lehrer
c/o ViPS, Inc.
One Pennsylvania Avenue, Suite 700
Baltimore, MD 21204
Dear Art:
Reference is made to the Employment Agreement dated as of July 9, 2004 (the “Employment Agreement”) by and between you (either “you” or the “Executive”) and ViPS, Inc. (the “Company”). In connection with the possible sale of the Company and its subsidiaries, the Company has determined that it is appropriate to enter into this amendment to the Employment Agreement (“Amendment”) in order to encourage you to remain in the employ of the Company and to remain focused on the business and operations of the Company without distraction.
1. Retention Bonus.
A new Section 2.4 is hereby added to the Employment Agreement at the end of Section 2 to read as follows:
“Retention Bonus. (a) Executive shall be entitled to receive a bonus (the “Retention Bonus”) of $100,000 or such greater amount as may be determined by the Compensation Committee (“Committee”) of the Board of Directors of HLTH Corporation (“HLTH”) if (i) a ViPS Change of Control (as defined below) occurs on or before September 30, 2008 and (ii) Executive remains in the employ of the Company or its successor for a period of 60 days following such ViPS Change of Control (the “Retention Date”). The payment of the Retention Bonus shall be made promptly following the Retention Date so long as the release described below in subsection 2.4(d) is effective (which release must be effective and the payment made within 60 days following the Retention Date). Notwithstanding the above, in the event that Executive’s employment is terminated by the Company without Cause or by Executive with Change of Control Good Reason (as defined below) following a ViPS Change of Control but prior to the Retention Date, Executive shall receive the Retention Bonus within the time period and subject to the condition described above; provided that the payment of the Retention Bonus shall be delayed and paid to the Executive within 10 days following the six month anniversary of the date of termination in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), if HLTH or the Company determines in good faith that such delay is required to comply with Section 409A of the Code and would avoid the imposition of additional taxes on Executive under Section 409A of the Code.

(b) For purposes of this Agreement, a “ViPS Change of Control” shall mean the consummation of a transaction that results in (i) HLTH ceasing to own, directly or indirectly, 50% or more of the voting power of the Company or (ii) the sale of all or substantially all of the assets of the Company, provided that a ViPS Change of Control shall not be deemed to have occurred if the successor is HLTH or an affiliate of HLTH.
(c) For purposes of this Agreement, “Change of Control Good Reason” shall mean any of the following conditions or events which condition(s) or event(s) remain in effect 30 days after written notice is provided by Executive to Company detailing such condition or event:
     (i) any reduction in Base Salary; or
     (ii) the relocation of Executive’s place of work to a location more than 50 miles from his work location as of the date of this Amendment, provided that the place of relocation also is at a further distance from Executive’s residence than is his current work location as of the date of this Amendment.
For the sake of clarity, a change in Executive’s title, responsibilities or duties shall not constitute a Change of Control Good Reason event.
(d) The payment of the Retention Bonus is contingent upon the Executive’s execution, delivery and nonrevocation of a release in a form satisfactory to the Company and HLTH.”
2. Effect of a ViPS Change of Control on HLTH Equity. In the event that your employment with HLTH and its subsidiaries terminates as a result of a ViPS Change of Control, any vesting of your equity awards outstanding as of the date hereof that would have occurred through June 6, 2009, will be accelerated to the closing date of the ViPS Change of Control, so long as you are employed by the Company on the closing date. Your vested options affected by this Amendment (including the portion that was accelerated) would remain outstanding through the post-termination exercise period specified in the applicable option agreement and plan. Any remaining unvested portion of your options or restricted stock awards would be forfeited upon the sale of the Company. Absent this amendment, all of your unvested equity awards would be forfeited at such time as a sale occurs pursuant to the applicable plan and award agreement. Except as set forth herein, your equity awards remain subject to the applicable award agreement and equity plan.
3. No Sale Obligation.
Notwithstanding anything else contained herein, HLTH and its affiliates have no obligation to close, negotiate or otherwise pursue any sale or other disposition of all or substantially all of the Company or any component thereof. The existence of this Amendment shall not limit, affect or restrict in any way the right or power of HLTH or any of its affiliates to make or authorize (or to refrain from making or authorizing, as the case may be) (i) any adjustment, recapitalization, reorganization or other change in capital structure or business, (ii) any merger, amalgamation, consolidation or change in ownership, (iii) any dissolution or liquidation, (iv) any sale or transfer of assets or business, or (v) any other corporate act or proceeding by the entity.
4. Section 409A.
Any payments required to be paid to you pursuant to the Employment Agreement during the first six months following the termination of Executive’s employment shall be paid to Executive in a lump sum payment at the end of such six-month period in accordance with the requirements of Section 409A, provided that such payments will not apply to the extent that guidance issued under Section 409A allows payments to be made when otherwise due without subjecting the Executive to additional taxes under Section 409A.
5. Effect on Employment Agreement.
Except as set forth herein, the Employment Agreement remains in full force and effect. All references to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby.
Please evidence your approval of this letter amendment by signing the acknowledgement below.

ViPS, INC.
By:	/s/ Charles A Mele
Charles A. Mele
Executive Vice President

Acknowledged and Agreed
/s/ Arthur Lehrer
ARTHUR LEHRER

Acknowledged HLTH CORPORATION
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

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